Contact:	Frederick W. Driscoll
VP, Chief Financial Officer and Treasurer
Novavax, Inc.
1-240-268-2000

NOVAVAX REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

Rockville, MD – November 5, 2010 – Novavax, Inc. (NASDAQ: NVAX) today announced financial results for the third quarter ended September 30, 2010.

Novavax reported a net loss of $10.4 million, or $0.10 per share, for the third quarter of 2010 compared to a net loss of $7.5 million, or $0.08 per share, for the third quarter of 2009.  For the nine months ended September 30, 2010, the net loss was $31.2 million, or $0.30 per share, compared to a net loss of $24.4 million, or $0.30 per share, for the same period in 2009.  The primary reason for the increased loss for the third quarter of 2010 as compared to the same period in 2009 was higher research and development spending to support the company’s clinical trials related to its H1N1 and seasonal influenza vaccine candidates.  Research and development expenses for the third quarter of 2010 were $7.9 million as compared to $5.3 million in the same period in 2009.  General and administrative expenses were $2.8 million for the third quarter of 2010 as compared to $3.2 million in the same period in 2009.

As of September 30, 2010, the company had $36.9 million in cash, cash equivalents and short-term investments compared to $43.0 million as of December 31, 2009.

Recent Activities
During the third quarter, Novavax:
•
completed a 6-month safety evaluation of more than 3,500 subjects enrolled in the second stage of the company’s H1N1 clinical trial in Mexico and found no vaccine-related serious adverse events.  The final Clinical Study Report is expected to be completed by the end of 2010 and to support development of our pandemic and seasonal influenza VLP vaccines in other countries, including the United States;

•
submitted final revisions to its proposal to HHS BARDA to provide recombinant influenza vaccines and manufacturing capabilities for pandemic preparedness.  Novavax is currently awaiting a final decision on the proposal;

•
received a key U.S. patent covering the use of influenza gene sequences for high-yield production of influenza VLP vaccines to protect against current and future seasonal and pandemic influenza strains;

•	appointed Dr. Richard Douglas to the company’s board of directors. Dr. Douglas is currently Senior Vice President, Corporate Development at Genzyme Corp.; and
•
named Dr. Gregory Glenn as the company’s Chief Scientific Officer. Previously, Dr. Glenn was Chief Scientific Officer and founder of IOMAI Corporation (now Intercell), an associate in international health at Johns Hopkins University’s School of Public Health and a clinical and basic research scientist at Walter Reed Army Institute of Research.

“We had a productive third quarter during which we continued to develop our pipeline, prepared for a possible government contract, attracted talented executives and strengthened our patent estate,” said Dr. Rahul Singhvi, President and CEO of Novavax.  “We were pleased to submit our final proposal for the HHS BARDA vaccine development contract in September and are awaiting their decision on that potential opportunity. In the RSV area, we filed our IND in September with the U.S. Food and Drug Administration (FDA) however, we received a specific question around our chemistry, manufacturing and controls (CMC) that caused the agency to put our planned Phase I trial on clinical hold. We expect to receive the FDA's written communication detailing their concerns by the middle of November. We plan to work with the FDA to address these questions so that we can continue to move ahead with our Phase I trial as soon as possible.”

Novavax’s management will host its quarterly conference call at 10:00 a.m. Eastern time today.  The live conference call will be accessible on Novavax’s website at www.novavax.com under “Investor/Events” or by telephone at 1-877-212-6076 (domestic) or 1-707-287-9331 (international).  A replay of the webcast will be available on the Novavax website for 90 days after the call and a replay of the conference call will be available beginning today at 1:00 pm through November 7, 2010 until 11:59 p.m. Eastern time.  To access the replay of the conference call, dial 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and enter pass code 18647760.

About Novavax
Novavax, Inc. is a clinical-stage biopharmaceutical company creating novel vaccines to address a broad range of infectious diseases worldwide, using advanced proprietary virus-like-particle (VLP) technology.  The company produces potent VLP-based recombinant vaccines utilizing new and efficient manufacturing approaches.  Novavax is committed to using its VLP technology to create country-specific vaccine solutions.  The company has formed a joint venture with Cadila Pharmaceuticals, named CPL Biologicals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India.  Additional information about Novavax is available on the company’s website: www.novavax.com.

Cautionary Note Regarding Forward-Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding revenue, operating expenses, use of cash, and clinical developments and anticipated milestones, including a HHS BARDA contract and our assessment of the prospects and results of our clinical trials and our patent coverage on VLP vaccines, are forward-looking statements.  Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  We caution readers not to place significant reliance on the forward-looking statements contained in this release.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include, among other things, the following: our ability to progress any product candidates into pre-clinical or clinical trials; the scope, initiation, rate and progress of our pre-clinical studies and clinical trials and other research and development activities; clinical trial results; even with positive data from pre-clinical studies or clinical trials, the product candidate may not prove to be safe and efficacious; decisions by regulatory agencies may delay or prevent our development programs or increase the costs of such programs; regulatory approval is needed before any we can initiate clinical trials on our vaccines; regulatory approval is needed before any vaccines can be sold in or outside the United States and, to date, no governmental authority has approved any of our vaccine candidates for sale; influenza is seasonal in nature, and if approval or commercial launch after approval is not timely in relation to the influenza season, we may not be able to manufacture or sell our influenza vaccines on terms favorable to us until the next influenza season, if at all; RSV is a difficult disease to prevent and there is significant activity by many companies toward the development of a suitable vaccine; we have not manufactured any of our vaccine candidates at a commercial level; we utilize a unique manufacturing process and the scale-up of that process may prove difficult and/or costly; our dependence on third parties to manufacture and distribute our vaccines; risks associated with conducting business outside of the United States; the cost and our ability of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; our ability to enter into future collaborations with industry partners and the terms, timing and success of any such collaboration; our ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; our inability to win any government contracts/grants, including from HHS BARDA, in a timely manner or if at all and other factors referenced herein.  Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov, including the factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as updated by our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.  These forward-looking statements speak only as of the date of this earnings release and Novavax assumes no duty to update such statements.

# # #

NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share information)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue	$175	$201	$292	$251

Operating expenses:
Research and development	7,870	5,256	23,226	14,819
General and administrative	2,844	3,207	8,528	8,661
Total operating expenses	10,714	8,463	31,754	23,480
Loss from operations	(10,539)	(8,262)	(31,462)	(23,229)
Interest income (expense), net	48	40	132	(544)
Other income	136	—	136	—
Impairment of short-term investments	—	—	—	(1,338)
Realized gains on short-term investments	—	692	—	692
Net loss	$(10,355)	$(7,530)	$(31,194)	$(24,419)

Basic and diluted net loss per share	$(0.10)	$(0.08)	$(0.30)	$(0.30)
Basic and diluted weighted average
number of common shares outstanding	107,092	92,297	102,683	82,027

SELECTED BALANCE SHEET DATA
(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
Cash and cash equivalents	$16,215	$38,757
Short-term investments	20,648	4,193
Total current assets	37,810	44,503
Working capital	28,282	36,476
Total assets	79,314	85,605
Total notes payable	420	486
Total stockholders’ equity	66,993	74,465

# # #